Exhibit 99.1

Contact:

Dennis P. Wolf

Omnicell, Inc.

EVP of Operations, Finance,

1101 East Meadow Drive

Administration & CFO	Palo Alto, CA 94303
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces Record Third Quarter 2003 Financial Results

PALO ALTO, Calif. — October 16, 2003 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions preferred by nurses, today announced record third quarter 2003 results for the quarter ended September 30, 2003.

Financial highlights were as follows:

•                  For the third quarter of 2003, total revenue was $26.4 million, compared to $17.9 million for the same period in 2002 and $25.1 million for the second quarter of 2003.

•                  Gross margin was 59.0% for the third quarter of 2003, compared to 54.2% for the same period in 2002 and 58.2% for the second quarter of 2003.

•                  Total operating expenses were $13.1 million for the third quarter of 2003, compared to $13.3 million for the same period of 2002 and $13.3 million for the second quarter of 2003.

•                  Total operating margin was $2.5 million or 10%, compared to a net loss of $3.6 million for the same period of 2002 and an operating margin of $1.4 million or 5% for the second quarter of 2003.

•                  Net income for the quarter was $2.3 million or $0.09 per diluted share, compared to a net loss of $3.5 million or $0.16 per share for the same period of 2002 and net income of $1.3 million or $0.05 per share on a diluted basis for the second quarter of 2003.  Results of $0.09 per diluted share were based on fully diluted weighted average shares outstanding of 26.7 million, an increase of 2 million shares sequentially.

Other highlights of the quarter include:

•                  Omnicell acquired BCX Technology, Inc., a leading provider of open bar code supply management solutions.  With BCX, Omnicell offers a broader range of solutions to manage medical-surgical supplies in both closed and open environments.

•                  Total backlog as of September 30, 2003 was $36.6 million, compared to $32.7 million as of June 30, 2003, representing an increase of $3.9 million, up 12 percent sequentially.  Backlog increased 72% from the same period of last year.

•                  As of September 30, 2003, we had completed our installation obligation, if any, for 27,862 medication and supply dispensing systems at 1,448 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s strong business results, said, “The third quarter was a record for our company, as we posted record revenues, bookings and earnings. I am also very pleased with the continued progress we have made in expanding our product portfolio, completing a complementary acquisition, winning competitive accounts, and closing a three-year, multi-source agreement with HealthTrust Purchasing Group (HPG), an organization with 700 hospital and 300 non-acute care members. I believe we are well-positioned for continued growth moving forward and in reshaping Omnicell as a major industry force.”

Dennis P. Wolf, executive vice president of operations, finance, administration and CFO, observed, “The efforts that we have undertaken in the last few quarters to implement an efficient business model have now become institutionalized and strong revenue growth and more robust profitability are direct outgrowths of this initiative. We have now increased our focus on Omnicell’s infrastructure and processes in order to position us for continued growth.”

Conference Call Details

Management will report financial results for the third quarter of 2003 on Thursday, October 16, at 2:00 p.m. PT via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-366-3964 (domestic) or 303-262-2127 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 4:00 p.m. PT on October 16 through 11:59 p.m. PT on October 23. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 555643# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Addressing the medication-use process and the medical-surgical supply chain, Omnicell’s broad range of solutions are used throughout the healthcare facility—in the pharmacy, nursing units, operating room, cardiac cath lab, and all the way to the patient’s bedside. Improving patient care by enhancing operational efficiency, Omnicell’s solutions include systems for physician order management, automated pharmacy retrieval, medication and supply dispensing, nursing workflow automation at the bedside, and Web-based procurement. More than 1,400 healthcare facilities use Omnicell’s solutions to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to achieve profitability in the next few quarters, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended Sept. 30,		Change (%)	Nine months ended Sept. 30,		Change (%)
	2003	2002		2003	2002
Revenues:
Product revenues	$21,157	$14,167		$59,161	$56,409
Service and other revenues	5,202	3,695		14,414	10,814
Total revenues	26,359	17,862	48%	73,575	67,223	9%

Costs of revenues:
Cost of product revenues	8,683	6,792		25,208	22,790
Cost of service and other revenues	2,117	1,393		5,542	4,804
Total cost of revenues	10,800	8,185		30,750	27,594

Gross profit	15,559	9,677	61%	42,825	39,629	8%

Operating expenses:
Research and development	2,256	2,410		6,731	7,289
Selling general and administrative	10,794	10,878		31,216	32,865
Restructuring and severance charges	—	—		630	—
Total operating expenses	13,050	13,288	-2%	38,577	40,154	-4%

Income (loss) from operations	2,509	(3,611)		4,248	(525)

Interest and other income	116	198		376	1,049
Interest and other expense	(41)	(15)		(118)	(559)

Income (loss) before provision (benefit) for income taxes	2,584	(3,428)		4,506	(35)

Provision (benefit) for income taxes	257	25		442	(10)

Net income (loss)	$2,327	$(3,453)		$4,064	$(25)

Net income (loss) per share — basic	$0.10	$(0.16)		$0.18	$0.00

Net income (loss) per share — diluted	$0.09	$(0.16)		$0.17	$0.00

Weighted average shares outstanding — basic	22,961	21,830	5%	22,482	21,674	4%

Weighted average shares outstanding — diluted	26,658	21,830	22%	24,620	21,674	14%

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Sept. 30,	December 31,
	2003	2002 (1)	Change (%)
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and
short-term investments	30,896	21,485	44%
Accounts receivable, net	11,279	10,644	6%
Inventories	8,634	12,741	-32%
Other current assets	4,203	3,575	18%
Total current assets	55,012	48,445	14%
Property and equipment, net	4,434	5,026	-12%
Other assets	11,701	12,071	-3%
Total assets	$71,147	$65,542	9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,085	$5,975	-32%
Accrued liabilities	12,774	11,695	9%
Deferred service revenue	12,931	11,598	11%
Deferred gross profit	11,510	18,008	-36%
Current portion of note payable	608	1,197	-49%
Total current liabilities	41,908	48,473	-14%
Note payable	—	305
Other long-term liabilities	458	458
Stockholders’ equity	28,781	16,306	77%
Total liabilities and stockholders’ equity	$71,147	$65,542	9%

(1) Derived from the December 31, 2002 audited consolidated balance sheet.